AMENDMENT NO. 1 TO
FORM 8-A

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Solectron Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	94-2447045

(State of Incorporation or Organization)	(IRS Employer Identification No.)

777 Gibraltar Drive, Milpitas, California, 95035

(Address of principal executive offices)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.   ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.

Securities Act registration statement file number to which this form relates (if applicable): Not applicable.

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:

Preferred Stock Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

         The undersigned registrant hereby amends the following items, exhibits and portions of its registration statement on Form 8-A filed July 13, 2001 (the “Form 8-A”) for its Rights to Purchase Series A Participating Preferred Stock of the registrant, as set forth in the Form 8-A and the exhibits thereto.

Item 1. Description of Registrant’s Securities to be Registered

         Item 1 of the Form 8-A filed by Solectron Corporation (the “Company”) is hereby amended to include the following:

         On June 29, 2001, Solectron entered into its Preferred Stock Rights Agreement with Fleet National Bank as Rights Agent (the “Rights Agreement”). On December 3, 2001 Solectron and its current Rights Agent, Equiserve Trust Company, N.A., amended the Right Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Rights Agreement.

         The Company amended the Rights Agreement in connection with the Company’s acquisition of C-MAC Industries Inc. (“C-MAC) pursuant to a combination agreement, dated as of August 8, 2001, as amended as of September 7, 2001, by and among the Company, C-MAC and Solectron Global Services Canada, Inc., a Canadian subsidiary of the Company (“Exchangeco”), which provides for the acquisition of C-MAC pursuant to a plan of arrangement under Section 192 of the Canada Business Corporations Act (the “Arrangement”). In the Arrangment, C-MAC common shares will be exchanged for Common Shares or, at the option of certain Canadian resident shareholders, for exchangeable shares of Exchangeco exchangeable for Common Shares (“Exchangeable Shares”). In connection with the Arrangement, Exchangeco entered into an Exchangeable Share Rights Agreement with a rights agent which is intended to provide holders of exchangeable shares of Exchangeco with rights to acquire additional Exchangeable Shares (or in certain circumstances, other securities) on terms substantially the same as the Rights Agreement confers on holders of Common Shares the right to acquire Preferred Shares (“Exchangeable Share Rights”).

         The Rights Agreement has been amended as follows:

         1.     To add to the list of defined terms “Exchangeable Share Rights” and “Exchangeco”; and

         2.     To exclude from consideration, in determining whether a Person shall be deemed a “Benficial Owner” or may be deemed to “Beneficially Own” securities, Exchangeable Share Rights held by such Person.

Item 2. Exhibits

         A copy of Amendment No. 1 to the Rights Agreement is attached hereto as Exhibit 4.2 and is incorporated herein by reference. The forgoing description of the changes to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended.

SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 3, 2001

Solectron Corporation

By: /S/ Kiran Patel

Name: Kiran Patel Title: Executive Vice President Chief Financial Officer